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                                                                   Exhibit 10.19

                     [Jones Education Networks Letterhead]



                               February 24, 1995

Higher Education Group, Inc.
29713 Troutdale Scenic Drive
Suite C-2
Evergreen, CO  80439-7738
Attn: Mr. David Figuli, President

     Re:  Educational Services Center/Advertising - Taiwan

Dear Mr. Figuli:

     This letter is intended to supplement and amend that certain Representation Agreement, dated as of July 15, 1994 (the "Representation Agreement"), by and between Jones Education Networks, Inc. ("JEN") and Higher Education Group, Inc. ("HEG"), as amended by an Amendment Agreement, dated as of September 28, 1994 (the "Amendment Agreement"). In particular, this letter will confirm our agreement with respect to (1) certain performance and operational standards for the Taiwan Educational Services Center to be operated by HEG, and (2) JEN's appointment of HEG in the Representation Agreement as its exclusive agent for the sale of advertising in connection with the Jones Programming distributed in the Republic of China (Taiwan). All capitalized terms used in this letter and not otherwise defined will have the meanings given to such terms in the Representation Agreement and/or Amendment Agreement.

     1.  Taiwan Educational Services Center.  With respect to the Taiwan
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Educational Services Center, we agree as follows:

         a. As used in this letter, "Home Office" refers to the Jones Educational Services Center in Englewood, Colorado, and "Taiwan Educational Services Center" refers to the educational services center to be operated by HEG in Taipei, Taiwan, in connection with the Jones Programming.

         b. We agree that the success of this relationship will depend on communication, coordination, cooperation and collaboration between us. The Taiwan Educational Services Center will function as an order taking and program coordination facility with respect to the Jones Programming distributed in Taiwan.
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Higher Education Group, Inc.
February 24, 1995
Page 2



The Taiwan Educational Services Center will maintain, at its sole cost and expense, adequate personnel, facilities and systems as necessary (i) to provide for all required in-person services, (ii) to handle all calls from and to students and prospective students, and (iii) to obtain, warehouse and distribute all required learning materials and supplies. Adequate personnel, facilities and systems will be based on reasonably expected student demand and that which is necessary to operate an effective and productive student acquisition system.

     c. The Taiwan Educational Services Center will follow the processes and procedures established by the Home Office, its affiliates and the participating universities and colleges (the "Participating Institutions") for all application, admission, registration, and enrollment functions. The Taiwan Educational Services Center will obtain accurate information from each prospective student and electronically transfer it, at its sole cost and expense and in a specified format, to the Home Office within one Taiwan business day of the transaction. Acceptable transfer methodology will include the use of the Internet and/or CompuServe and any other methods approved by the Home Office.

     d. If the Participating Institutions require a system to facilitate communication between prospective and enrolled students, on the one hand, and academic advisors and/or faculty members on the other, then the Home Office will work with the Taiwan Educational Services Center to design the required system. The Taiwan Educational Services Center will implement the required system at its sole cost and expense. The Taiwan Educational Services Center may charge students a reasonable fee for the use of and the cost of administering any required electronic communications system.

     e. The Taiwan Educational Services Center will purchase from the Home Office student educational/informational packets to provide to prospective and enrolled students. The Home Office will sell, and the Taiwan Educational Services Center will purchase, these packets pursuant to the terms of an Agreement for Distribution and Sale of Products of even date herewith between HEG and Mind Extension University Bookstore, Inc. (the "Distribution Agreement"). The Taiwan Educational Services Center may implement a supplementary application fee to be charged to each student applying for enrollment in any program or course offered in connection with the Jones Programming distributed in Taiwan in an amount sufficient to cover the cost of such packets.
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Higher Education Group, Inc.
February 24, 1995
Page 3



     f. Pursuant to the Distribution Agreement, the Taiwan Educational Services Center will also purchase all instructional material, including audio-visual, cassette and print material, that is required by the Home Office and the Participating Institutions to be used by students for each course offered through the Jones Programming. The Taiwan Educational Services Center may establish and charge a reasonable fee for the instructional material.

     g. The parties acknowledge that the Home Office and the Participating Institutions will set the tuition, fees and other charges for each educational course offered through the Jones Programming. The Home Office will consult with the Taiwan Educational Services Center from time to time with respect to market factors in Taiwan and use this information in setting such charges. The methodology employed to establish tuition fees and other charges will include a profit factor. The Taiwan Educational Services Center will collect all tuition, fees, and other course charges from students and deposit all such amounts in a Taipei bank account to be established by JEN, less a percentage to be agreed upon by the parties, which shall be retained by HEG to cover any refunds of such fees and charges to students. Deposits will be made within one Taiwan business day of receipt of funds.

     h. Within 45 days after the end of each calendar month, the Home Office will remit to HEG a fee equal to 50% of the Net Course Revenues. "Net Course Revenues" will equal the actual receipts, less any refunds, generated from tuition, fees and other charges paid by students in connection with courses delivered in Taiwan through the Jones Programming, less the amount required to be paid to the Participating Institution sponsoring or providing such courses or the credit for such courses, provided that if the Participating Institution is an affiliate of JEN, the amount to be paid will not exceed the amount that is typically paid to unaffiliated institutions of the same type for the same type of courses or credit.

     i. The Taiwan Educational Services Center will administer or implement, at its sole cost and expense, all assessment, evaluation and testing procedures supplied and prescribed by the Home Office and Participating Institutions. The Taiwan Educational Services Center will transmit, at its sole cost and expense, the results from all such evaluation and testing procedures to the Home Office in a manner specified by the Home Office. The Taiwan Educational Services Center may charge a reasonable fee to students to cover the cost and expense of all assessment, evaluation and testing procedures prescribed by the Home Office and Participating Institutions and provided to students.

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Higher Education Group, Inc.
February 24, 1995
Page 4



     j. When agreed upon by the Home Office, Participating Institutions and HEG, the Taiwan Educational Services Center may provide other services to ME/U students, including without limitation assessment of prior learning, international degree equivalency services, non-credit/non-educational institution training conversion services, credit bank services, and reference/resume file (electronic) services. In providing these services to ME/U students, the Taiwan Educational Services Center will follow the procedures prescribed by the Home Office. For purposes of this Agreement, "ME/U student" means any student who has, at any time prior to the provision of any such service, applied to enroll or enrolled in any course or program offered in Taiwan through the Jones Programming or has or is conducting course work in connection with the Jones Programming. Fees will be charged for these services, as mutually determined by the Home Office and HEG. The Taiwan Educational Services Center will collect any such fees and deposit all such amounts in a Taipei bank account to be established by JEN. Deposits will be made within one Taiwan business day of receipt of funds. Within 45 days after the end of each calendar month, the Home Office will remit to HEG a fee equal to 50% of the gross revenues generated from such additional services.

     k. The parties expect that the Taiwan Educational Services Center will be successful in terms of the number of student enrollments as well as profitable for both JEN and HEG. The parties agree to evaluate the success of the Taiwan Educational Services Center once each year, during the month of May, commencing in May 1996. If either party, in the exercise of its reasonable judgment, determines in the course of this annual evaluation that the operation of the Taiwan Educational Services Center is unsuccessful or unprofitable to such party, or likely to become so, and cannot reasonably be modified so as to become successful or profitable, then the rights and obligations of HEG under the Representation Agreement, as amended and supplemented by this letter, with respect to the Taiwan Educational Services Center may be terminated upon at least 90 days written notice to the other party. Any such termination will not affect the agreements, rights and obligations of JEN and HEG set forth in this letter or in the Representation Agreement (as amended by the Amendment Agreement) relating to matters other than the Taiwan Educational Services Center. Furthermore, in such event, the parties acknowledge that JEN, by itself or through others, will have the right to operate a student services center in Taiwan without restriction and without obligation to HEG.

     2.  Advertising Avails.  With respect to HEG acting as JEN's exclusive
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advertising agent in Taiwan, we agree as follows:

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Higher Education Group, Inc.
February 24, 1995
Page 5



     a. HEG will sell advertising avails with respect to the Jones Programming at a rate no less than US$2.00 per second. HEG will be entitled to a commission of 37.5% of the gross revenues derived and collected from its sale of such advertising. HEG will remit to JEN all revenues collected from its sale of such advertising, less HEG's commission, within one Taiwan business day of receipt. HEG will be responsible for the payment of any advertising agency commissions or fees in connection with any advertising it sells.

     b. The Jones Programming will, on average, include at least six minutes of advertising avails per hour.

     c. HEG will submit all advertising to JEN at a location to be designated by JEN, at least 45 days prior to the first day of the month in which such advertising is scheduled to air in Taiwan. All advertising submitted by HEG will be in BETACAM NTSC format.

     d. Jones retains the right to sell any unsold advertising avails with respect to the Jones Programming.

  3.  Preparation of Amended and Restated Representation Agreement.  The
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parties acknowledge that many details relating to the relationship between the
Home Office and the Taiwan Educational Services Center will require clarification or further definition in the ensuing weeks. In that regard, and in order to bring together in a single document all of the agreements and understandings between HEG and JEN with respect to the Taiwan project, the parties agree to use their respective best efforts to prepare an Amended and Restated Representation Agreement, which will contain in definitive form all of the respective rights and obligations of the parties with respect to their relationship in Taiwan, but which shall not be inconsistent with the Representation Agreement, as amended and supplemented by the Amendment Agreement and this letter, unless the parties shall mutually agree in their sole discretion. Until the execution of such an agreement, the Representation Agreement, as amended and supplemented by the Amendment Agreement and this letter, will govern the relationship of the parties.

  4.  Acknowledgment of Assignment  JEN hereby acknowledges that HEG has
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assigned all of its rights and obligations under the Representation Agreement
(as amended by the Amendment Agreement), to Meridian Gate Holdings

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Higher Education Group, Inc.
February 24, 1995
Page 6



Ltd.("Meridian"), which is a company that is controlled by David J. Figuli. Meridian hereby acknowledges that it has agreed in writing to assume the obligations of HEG under the Representation Agreement (as amended by the Amendment Agreement), and HEG, by its signature below, acknowledges and confirms that it unconditionally guarantees the performance of Meridian thereunder.

     If there is a conflict between the provisions of this letter and the provisions of the Representation Agreement (as amended by the Amendment Agreement), the provisions of this letter will prevail. Otherwise, the Representation Agreement (as amended by the Amendment Agreement) remains in full force and effect and JEN and Meridian hereby ratify the terms and provisions thereof.

     If the foregoing accurately states our agreement, please sign below and return one copy of this letter to us.

                                       Sincerely,

                                       JONES EDUCATION NETOWRKS, INC.


                                       By:  /s/ Bernard J. Luskin
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                                            Bernard J. Luskin
                                            Group President/Global Operations

AGREED TO:

MERIDIAN GATE HOLDINGS LTD.:


By:  /s/ David J. Figuli
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     David J. Figuli, President

HIGHER EDUCATION GROUP, INC.


By:  /s/ David J. Figuli
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     David J. Figuli, President